Exhibit 99.1

Gemstar-TV Guide Names Mike Mckee Chief Operating Officer and President, Interactive Program Guides

Company Veteran To Oversee Company’s IPG businesses; Adds Corporate Operations Role

Los Angeles, CA — LOS ANGELES, CA — October 6, 2005 – Mike McKee has been named chief operating officer of Gemstar-TV Guide International, Inc. (NASDAQ: GMST) and president, Interactive Program Guides, it was announced today by Gemstar-TV Guide CEO Rich Battista. In his role as COO, Mr. McKee will assist Mr. Battista in the operations of the company with specific responsibility for human resources, facilities, data solutions and information technology. As president of Interactive Program Guides, Mr. McKee will oversee the company’s Cable & Satellite IPG business and its Consumer Electronics (CE) division. Mr. McKee will relocate to Los Angeles and will continue to report to Mr. Battista. “Mike is a veteran, highly skilled executive, with an excellent track record of leadership within the company,” Mr. Battista said. “With our two interactive program guide businesses under one leader for the first time, I believe both businesses will benefit through new efficiencies and shared knowledge, as well as from Mike’s strong stewardship. Mike’s deep operational experience will be highly valuable in his new role as COO, as we strengthen corporate our operations and continue to grow as a company.”

“I am very excited to have this opportunity to take a broader leadership role within the company, and I am looking forward to working closely with Rich and the company’s senior management team in my new capacity as COO to fully support our businesses, our operations and our employees,” Mr. McKee said. “The company has a strong leadership position in the IPG arena, and I believe that a more coordinated, integrated approach to those businesses will help us maximize the value our products provide to consumers, cable and satellite distributors and CE manufacturers.”

Since April 2004, Mr. McKee has been COO of Gemstar-TV Guide’s international CE division, which develops and markets interactive program guides and Plus Code recording systems for the consumer electronics industry. Through agreements with the world’s major consumer electronics manufacturers, the company’s IPGs are incorporated into new emerging digital consumer electronics products worldwide, including digital televisions, digital video recorders, and DVD recorders.

Mr. McKee joined Gemstar-TV Guide in 1997 as president of the Superstar/Netlink Group, which provided television programming to U.S. households with C-Band satellite dishes. He added UVTV television programming distribution to his responsibilities in 1999, and SpaceCom in 2002.

Prior to joining Gemstar-TV Guide, Mr. McKee was the chief operating officer for the Bama Companies, Inc., a private international food manufacturing company. Earlier in his career, Mr. McKee held various consumer marketing roles with Pizza Hut, Frito-Lay and R.J. Reynolds.

Mr. McKee holds a Master of Business Administration and a Bachelor of Science in Business Administration from the University of Tulsa in Oklahoma.

About Gemstar-TV Guide

Gemstar-TV Guide International, Inc. (NASDAQ: GMST) is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

This news release contains forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to declines in our magazine publishing business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; our investment in new and existing businesses, including TV Guide magazine, Inside TV, and TV Guide Spot;

limitations on our ability to control certain joint venture or partnership businesses; the impact of competitive products and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide, TV Guide Channel, i-Guide and TVG Network are trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

Contact:

Gemstar-TV Guide International, Inc.

Media:

Georgia Juvelis, 212-626-2564

Bo Park, 212-852-7589

Analysts and Investors:

Rob Carl, 323-817-4600